Exhibit 99.2

Tidewater Inc.

May 22, 2012

11:35 AM ET

Angie Sedita - UBS:	Okay, our next presenter is Jeff Platt, who’s the Chief Operating Officer at Tidewater today, but will become the President and Chief Executive Officer of Tidewater with the retirement of current CEO, Dean Taylor. Jeff joined Tidewater in 1996 and served in a number of senior management roles around the globe. Prior to that, he spent 15 years with Schlumberger in the well services business. We also have here Joe Bennett, who’s Executive Vice President of Tidewater and Chief Investor Relations Officer. And with that, I’ll turn it to Tidewater.

Jeff Platt:	Well, good morning, everybody. We’re happy to be here today, and hopefully, the conference is going well for everyone. I’ll talk a little bit about Tidewater this morning. The first thing we have to do is get through some housekeeping. This is, obviously, our forward-looking disclosure statement. I think everyone here has seen those, but once we get past that, we can talk a little bit about the company.

Key takeaways today that we would, hopefully, we’re going to make and cover that we would ask you to consider would be, one, Tidewater, as usual, we talk about our safety and our operating excellence. We think we bring the best value statement to our clients. Safety, and the operating, the efficient operation of our vessels worldwide is the services we perform.

Overall, the picture on the world stage is improving—relatively stable oil prices, and certainly increased E&P spending, and the rig count is continuing to tick up. I’ve got a slide a little bit later that kind of walks us through a little bit of history there, but overall, the backdrop looks very solid for us.

Again, Tidewater, I think we have a history of earnings growth and solid returns, and we intend to do that through cycle and, hopefully, on this uptick or this up-cycle that we’re starting into now, I think we’ll be positioned nicely to do so.

The size of Tidewater’s operations is really second to none in our sphere. Operationally, we are in every offshore oil and gas province worldwide, with, really, the exception of the North Sea today. We have no vessels in the North Sea. We do at times. That’s relatively a small market for us. And also in the Caspian today, while we have operated there in the past, today we’re not. But virtually every other operating environment, there’s a Tidewater vessel and Tidewater operations ongoing.

And today, as a result of lots of hard work by Dean Taylor and the others at Tidewater, we have the world’s largest and newest fleet. And again, that’s providing the basis for our earnings growth and certainly positions us well to take the company into the future.

And doing so with a reinvestment in the fleet. We did so with a strong balance sheet, and we’ve maintained that. We are very much sort of a risk-averse company. We’ve reinvested to the tune of around $4 billion, and we’ve done so, again maintaining that balance sheet. What we look at as a very strong part of the Tidewater story is to maintain that portfolio.

Talk about safety, as we do with Tidewater. It’s something that, again, for us and our clients. Although it’s stated as that’s a given, that you have to perform safely, it’s easy to say, a lot harder to do. So we look very hard at how we’ve performed. The visual with the snake, I think anybody’s that’s followed Tidewater for a number of years, this is sort of our visual graphic. Again, that’s supposed to be a very mean-looking snake being held by somebody. Again, if you’re holding that snake very strongly, the snake can’t hurt you. But if you let go for just a second, the snake will turn around and bite you.

Actually, it’s a good graphic that helps us when we discuss our safety programs with our international workforce. Mean snakes are mean in every culture and country. Nobody wants to get bitten by it. So, again, I think it puts a face on the task at hand of maintaining your vigilance and keeping the risks at bay.

Taking a look at how we’ve done, here’s Tidewater, comparing our TRIR, or total reportable incident rates, or number of incidents per 200,000 man-hours, going back to calendar year, I think, 2000, on that, if I’m reading that correctly. Again, it’s Tidewater as compared to several companies, I think, that are known for their safety prowess and their commitment to safe operations—Dow Chemical, Chevron, and Exxon—two of those, Chevron and Exxon, are very big clients of ours.

Tidewater’s the small rectangle on the left-hand side as compared to that less-is-better overall industry trends, nonetheless, we really look at ourselves—we pat ourselves on the back, if you will, for a brief period of time—for a very good safety record by comparison. I’d just caution you—any incident is one incident too many. Nonetheless, the commitment to safety, and one that our clients absolutely insist on. We’re very proud of what we’ve accomplished.

Drivers of our business, and this will be taking a little bit of a walk back. It’s going back to June 2008, which at that time was toward the peak of the recent industry. Working rigs, there was about 603 on a worldwide basis. Rigs under construction, 186. The OSV global population was a little bit over 2,000 at that time, 730 vessels under construction on a worldwide basis. And if you’ve got to do what we call an OSV-to-rig ratio, somewhere around 3.4 vessels to rig. That was a very good market for us. And really, historically, anything 4 or less typically identifies a strong market for us.

Going to January 2011. This, of course, is right after—or not right after, but about nine months after the Macondo accident. Again, you see the working rig count worldwide had dropped to 538. Rigs under construction in the order book had been a little bit depleted by deliveries, 118. The global OSV population right at 2,600. OSVs under construction had dropped to 370. And again, a vessel-to-rig ratio of about 4.83—relatively soft, or a softer market for us on a worldwide basis, certainly. And again, if you drill into the details, the domestic market really took it in the nose, if you will, with the number of rigs not working really dried up here in the Gulf of Mexico.

Today—this is May 2011—we’ve actually surpassed what was the previous peak in active working rigs worldwide. We’re at 611. Rigs under construction, healthy order book of right under 190. If you drill into that, there’s about 90 deepwater rigs, of which all but two are dynamically positioned, which bodes well for the PSV market, we believe. And again, the rest are jack-ups, primarily greater than 300 foot, higher-spec jack-ups that are on the order book. Today, in the OSV space, there’s about 2,750 vessels. And today there’s 404 under construction, giving you an OSV-rig ratio of about 4.51.

So doing just on the back of an envelope, if you will, of what-if’s, what if we went to 700 working rigs? And again, we don’t think that’s a stretch or a large stretch when you look at the backdrop of the rig deliveries, the fact that rigs necessarily aren’t being stacked as the new rigs come into the market. With the underlying fundamentals that we’ve seen on a worldwide basis, I think an active or a working rig fleet of somewhere around 700, that’s a reasonable expectation. Certainly some growth there, but I don’t think anything that’s going too far out of the realm of, certainly, a relatively higher probability.

What if the total OSV population dropped to 2,450? And I’ll take a look at the next slide as to how that can happen. If we drop that a little bit down to 2,450, something around 2,500, what does that do for that ratio again? That would put us very much below that 4.0. And while the 4.0 isn’t magic, again, for us, in looking historically, when it gets below 4, that certainly bodes well for Tidewater and for the OSV industry.

And what we’re trying to say here—this is not, certainly, a predictor, but I think an indicator when you look at what drives our business of some relatively, maybe not totally conservative, but realistic numbers and what that does for Tidewater and for the OSV industry.

So how do you go from roughly a little under 2,800 vessels to 2,500? Well, the story in this slide is not new from Tidewater. Basically, this is a histogram showing you the aged population of the OSV fleet going back over 30 years. The red bars on the far left, those are vessels that today are greater than 30 years. The blue would be greater than 25 years. And that’s sort of a demarcation that in today’s environment, our clients and the operators in effect are pushing that older equipment out of the marketplace.

And again, if you total all that up, there’s roughly 750 ships today in the total 2,750 that are greater than 25 years or more. We think, basically, those vessels are being pushed out of the market. Tidewater had quite a few of those. Today the number that we have that are below that is shrinking, and we’ve certainly replaced all the earnings capacity of those vessels. Again, we really think that everything to the left of that 25-year in effect aren’t competing or will not compete on a go-forward basis when you look at the new rigs coming in, the day rates involved, and what the expectations and requirements of our clients are.

In taking a look a little bit at the fragmentation of our industry, it is very fragmented. Tidewater, and again, this is looking at OSVs. We’ve taken out a lot of the smaller, the tugs, the crew boats, some of the specialty equipment. This is really the meat and potatoes, the bread and butter of Tidewater, the OSVs. By comparison, where do we stand versus the rest of the world?

There’s several competitors here, and you can see that by almost a 1.5 to 2, we’re much larger than our competitors. But again, I’d say if you ran this out, there’s, I think it’s 300-and-some operators of the vessels that have that less than five. It goes on quite a bit. So it’s a very fragmented industry. Nonetheless, we do enjoy a leadership position, one we would expect to maintain.

Taking a look at the earnings of the company, on through cycle, if you will, going back to fiscal 2004, you can see the earnings per share on an annual basis going up, peaking in that 2009, fiscal year 2009, which again, our fiscal year ends in March, so that would have been the year that ended March 2009, which again, if you remember the slide that showed the peak rigs, that was in calendar year 2008. So those numbers sort of match up.

So where we are, if you look at fiscal 2012, we just had an earnings call yesterday. We think we’ve definitely touched bottom. As Dean made comments, actually, in our previous earnings call, we believe we have bounced off bottom. And if you drilled a little bit more into that $2.13 earnings per share, I think it’s almost a story of two halves. We’ve come up, touched bottom, and we’re starting up on the other side. So again, we believe that the industry as a whole, and for Tidewater, the market continues to improve. We’re gaining traction, so we would again expect to see the earnings continue to rise as we get into the full swing of the uptick in the industry.

To give you a sense, I talked about the geographic scope of Tidewater, which we think absolutely is unparalleled in the OSV space. Today, we operate, as I said, in most, if not all, offshore environments. We use this slide, we use boots on the ground, and it’s just sort of a reminder for everybody.

The way Tidewater, the way we run our franchise, we typically do not operate through third parties or agents that necessarily represent us. Where there’s a Tidewater operation, there’s Tidewater people on the ground supporting that operation, both financial, managerial, technical support, operational support. We think this absolutely is a competitive advantage, and one that brings, again, the best value transaction for our clients on a worldwide basis.

In looking at where the fleet’s deployed today, sub-Saharan Africa. That’s our biggest business unit, both in terms of vessels and in terms of revenue and profit. We have 132 ships. And again, these are active vessels. This is excluding the stacked vessels. I think, on a total, we’re probably around 270 or 265 vessels today that are in that active count. We just updated these slides after our earnings call. That’s why I’ve got to look at Joe. He’s the one that tweaked the numbers last night.

But sub-Saharan Africa is certainly our biggest business unit, followed by the Americas, 63 vessels operating in North and South America. The big business units there—Brazil, Mexico, and the Gulf of Mexico, primarily.

Middle East, MENA, our new MENA region, which runs, really, from India up through and includes Egypt and up through the Middle East. We have 35 vessels operating there. This is a relatively new region for us, one we’ve carved out, certainly, with the push we’ve had into Saudi. We’ve had a couple of issues within Saudi, but overall, that market is improving for us. We hope to expand the opportunity there. And today we’ve got 17 vessels that are operating in the Saudi market.

And then in the Far East, Asia-Pacific, which runs up into China, down through Australia, there’s roughly 33 vessels operating there today, which represents about 13% of the fleet.

And then lastly, the takeaway on this slide, US-flagged vessels in the total world, including what’s operating today in the US, we’ve got about 38 ships in total. So these vessels, the ones that aren’t currently here, in rough numbers, we would be about 20 ships or 25 ships that are US-flagged that are currently deployed outside of the US.

If the US market continues to improve, we would have the ability to move that US equipment back into an improving market. And actually, we have moved at least one large PSV. I think we will be able to do a little bit more as the market continues to improve here.

And we have an active ongoing new build program. Joe will go through that in a little bit more detail than I am right now. But as we have some of our international built equipment, as it comes to market, in effect, it gives us the opportunity or opportunities to free up the US-flagged equipment that would have application back here to the US. So as the US market continues to improve, we do have US-flagged equipment that we could deploy back over here.

And with that, I think, Joe, I’m turning this over to you.

Joe Bennett:	Yep, thank you very much. Good morning, everyone. Angie, thank you again for the invite. We love coming here, participating in this good conference. I’m going to take it over from Jeff, as he said.

I’ll start with the kind of the report card of our new build and acquisition program, which began 12 years ago. It’s hard to believe it’s been that long, but it has. Dean Taylor ran our operations for all that time period, was handed a fleet of aging vessels. And besides the continual emphasis on safety and operating excellence, that sort of thing, his job has been replacing the earnings capacity of our company. And here’s the report card.

In that period of time, we have added, either through acquisition or new build, 263 vessels, including, which you’ll see on the next slide, the ones that are currently under construction, for a total cost of $4 billion, of which we have funded, if you could read the footnote on it, $3.64 billion has already been funded, 91% of that total number. So at March 31, we only owe on the 25 boats that are currently under construction about $350 million, something like that, which is certainly a very manageable level of CapEx for us.

And currently in our fleet, as of March 31, 215 new boats. Jeff began this by saying that we have the largest new boat OSV fleet in the world, and we believe that—215 new vessels in our fleet with an average age of 5.7 years. Dean began this process with a fleet whose average age, 10 to 12 years ago as a total fleet, was about 20 years old.

Today, with our approximately 260 active vessels, their average age is under 10 years old now. So we have converted ourselves during that period from having an aging fleet to one of the truly new fleets in the world. And that age will actually improve as we dispose of the older equipment and add some more new ones on. We’re not finished with that average age going down.

What’s under construction, as I just mentioned, at March 31 is 25 boats. You can see the emphasis has been on PSVs. The strength in our market and our industry today, and we believe continuing in the future specifically, is deepwater PSVs. That’s what this count relates to here.

Actually, our current count—and this changes all the time—is not 25. We’re up to actually 29 boats now. We disclosed yesterday that subsequent to March 31, we added four more to the backlog for deepwater PSVs, total cost expected of about $118 million. So that needs to be added to the numbers that show on this slide. But again, still, both acquiring—you can see the note at the bottom—part of this 25 is actual new vessels that are being acquired from somebody else who had begun the construction of those vessels. So we continue to both acquire and new build.

And over time, that’s what this slide depicts, is we have been through stages of—you see the blue part of the column is the acquisitions that we made of new equipment, not old equipment, but of brand-new equipment—in most cases, equipment that was still under construction but acquired, not adding to the worldwide fleet of assets. And the gold part, which is where we initiated the vessel construction. So over time, we began the process of getting into, you see in the early years, much more blue than gold.

Well, that was us getting, acquiring primarily deepwater equipment and getting into the deepwater segment quickly and in a big way. And then, as the prices of equipment at the yards became, we thought, more attractive, we built more. Then recently, over the last three or so years of downturn, where speculators had kind of overbuilt the equipment, had some issues in financing their equipment that was coming due for delivery, we were able to take advantage of that and pick up assets much less expensive, we thought, than building.

Recently now, where you see us more converting back to building again, because the opportunities, we think, from a price standpoint, are better to initiate construction. We are still out and looking for those opportunities for acquisition. We just see it, frankly, in the past, probably six to nine months, getting a little less, especially on some of the types of equipment that we’re interested in—again, deepwater PSVs.

More recently, and as part of all the numbers that I just gave you, what have we done over the past two years, specifically? Well, people say Tidewater hasn’t done a major acquisition, an M&A-type activity, in over 12 to 15 years. It’s the late ’90s since we did an M&A of any substance. It’s not for lack of trying, it’s for a lack of getting to the finish line at a price and for the equipment that we really want to have.

But what we have done, the majority of these 54 vessels, again, that are included in that 260 number that I mentioned previously, were mostly acquired over the last couple of years at what we think is good pricing. So when people say, “You haven’t done any M&A,” we really have. We’ve just done it in one and two boats at a time. We’ve gotten specific assets that we want at the specific prices that we want. They have not been company acquisitions, they’ve been asset acquisitions. And we feel very comfortable with the amount of equipment that we’ve been able to pick up over the last couple of years.

I saw in the previous presentation by Cameron that they had a similar slide of what has been the capital allocation over the last several years. Well, this is over that same time period. The blue part of the slide is our CapEx program, and it’s been significant. We just said about $4 billion over this period of time. We have been a consistent dividend payer, currently at $1.00 a share annually.

And at times, the red part of the columns are our share repurchase programs. And you see what Jeff described as the peak of the market back in fiscals ’07, ’08, ’09, that we bought back about $0.5 billion worth of our own shares. Recently, and in the December quarter, we bought back about $35 million of our shares. We didn’t do any in the March quarter just ended, but since then, and through May 15, a few days ago, we bought back about 435,000 shares, totaled about $20-plus million of share repurchase.

We also announced a new share repurchase authorization, just approved by our Board last week, of another $200 million authorization that is effective July 1 for the next year. It’s not a commitment to buy that amount back, but it is an authorization for us to use on what we call an opportunistic basis.

I think a key part of this is, as you’ll see in a second when you see our balance sheet, which we still feel is in very, very good shape, is not to discount the amount of money that we have been able to draw on us disposing of our old assets. People wanted to write off our old assets a long time ago. Over this period of time, we’ve disposed of about 500 of our boats and have reaped about, on average or in total, I should say, $732 million of proceeds that has helped us rebuild our fleet.

So again, $4 billion gone out the door in CapEx. Between share repurchases and dividends, another $1 billion repaid to the shareholders over this period of time. And cash flow from operations over this period totaling about $3.6 billion, another $700 million of dispositions of assets. That’s kept our balance sheet pretty clean.

But we have had to incur a bit of debt. We went into this with no debt on our balance sheet. And over this period of time, we have secured some nice debt. What is on our balance sheet now at the end of March was a total of $950 million of total debt. It consists of three separate private placement debts that you see here. The majority of this was done last year, two segments of that and what the life to maturity is still about eight years, and a great coupon rate. We’ll match that against most others that we see, and it makes us very competitive from this financing standpoint.

We also drew down in January of a $125 million term loan, and we have a revolving line of credit of $450 million, totally undrawn. So again, our debt consists of a total of $950 million, and here is a very condensed balance sheet. Cash on the balance sheet of about $320 million, debt of $950 million, shareholders’ equity of about $2.5 billion. So net debt to net cap of 20% and total debt to cap of about 27%. Still very manageable and, we think, impressive, given the fact that we’ve spent $4 billion over the last 10 to 12 years.

We think this is a comfortable level to be. People got accustomed to seeing Tidewater with no debt on our balance sheet, and frankly, that wasn’t on purpose. It was for a lack of how we were going to use any of the proceeds. Well, we’ve used it. This is much closer to an optimal capital structure that we feel very comfortable with, given the risk of our business.

And still have, as we sit here today, about $770 million of ready liquidity to continue our acquisition up and acquisition, new builds, and whatever other opportunities—share repurchases, et cetera. And that consists of, basically, the cash on our balance sheet and the $450 million revolver.

Our coiled spring slide. We’ve been doing this, I developed this about two years ago, and it continues to evolve. It began trying to explain to the public what the earnings capacity of our company would be in the future. And the title has remained the same. Where could you find us in fiscal 2014? Well, 2014, for us, fiscal, is right around the corner. It’s next fiscal year for us.

We are not in this slide, as it develops, trying to predict the future or predict specifically 2014. But the reason I picked ’14 to begin with is it allowed us to dispose of our old assets, which we believe by next year we’ll be almost totally out of the “old traditional boat” business and totally into the new boat business.

And that’s what this slide projects, is we take 260 new vessels, which we believe, in round numbers, will be our fleet in the next year or so as we take delivery of the boats under construction, et cetera. And if you were to apply our actual margins, our day rates, our utilization of this new fleet that we just experienced in the March quarter, it would reap about $3.40 of earnings. So that’s at a time when we would suggest we’ve bounced off the bottom, but just barely off the bottom, and this fleet can generate that kind of earnings power.

If we just improved that day rate by 10%, and that’s an arbitrary number, this is a sensitivity analysis, and improved the utilization just slightly to 85%, the earnings are very sensitive, and they jump to $5.50 of earnings. And if you bump it one more time, by 10 more percent, and get that day rate almost up to $19,000 a day on average for the entire fleet and go to a 90% utilization, which I would, under all circumstances and any sensitivity, with 90%, I think that’s practical full utilization in our industry, that the earnings get up to $9.50.

This is not meant to depict what we believe to be peak earnings of this company now. It certainly outdid $9.50, would outdo anything that you saw earlier on Jeff’s slide that our previous high was about $8.00 of earnings, just short of $8.00. We think peak earnings are probably somewhere in the range of $10.00 to $15.00 of earnings, given this fleet and its earnings capacity.

And the reason I say that is, at this $9.50 of earnings, inherent behind the scene is obviously an operating margin assumption. And in this assumption, I’m assuming about a

55% operating margin. At the peak, three or four years ago, our new fleet at that point in time achieved a 62% operating margin. So I never did take it, and it’s not to suggest that I don’t believe that we can’t get back to those type levels, but I didn’t want to build a slide that took it out to numbers that maybe some people would think were ridiculous. But, I think we can get back there. Obviously, it would have to do more with day rate progression.

So I added a little box to this slide, which I had never done before. First, whether the related EBITDA kind of cash flows that are generated by these respective earning per share numbers; they’re pretty significant. And lastly, and you may not be able to see the numbers, but I’ll walk through it with you. People have asked, “Well, okay, we see that day rate progression, even though that’s sensitivity. How much have you moved thus far? What have these new vessels done recently, and has day rate increased, even at the bottom of the market?”

Well, the answer is yes, and by quarter, going back to the June of ’11 quarter, this fleet actually averaged $14,091 by the September quarter; $14,291, a little bit of an increase. By December, $14,835, and the number that we just reported yesterday in our earnings call jumped to $15,658 in the March quarter. So the progression is happening, and that’s really with and made up of a fleet of boat that, really, one class of asset, deepwater PSVs, are the ones that have hit their inflection point already and are driving that day rate.

Our typical jack-up new towing supply vessel, the day rates have been relatively flat. They haven’t hit their inflection point. We think we’re getting close; we’re proceeding toward that end. And we need some more jack-ups to go to work, and that’s happening, as we speak, around the world. But we really need that class of boat to really get geared up, get their utilization a bit higher so that then the day rates can drive it up and take these numbers, hopefully, past the $18,946 number and even greater earnings than what’s shown here.

So that’s it. We’ve ended our slide deck for years and years with this consistent slide of, you know, our strategy is creating long-term shareholder value, delivering results over time, maintaining a financial strength, and we are an EVA company. Our concentration on return on capital, which is all that truly means, on a through cycle basis, is important. The decision that Jeff has to make, and others, on what asset to invest in and exactly the timing and how much to invest in an asset that we then have to live with for 25 to 30 years, because we’re not generally a trader of our equipment. We get boats to operate them over their lifetime. So making that important decision on what to pay is, we think, the most important investment decision that we make as a company.

So with that, if there’s any questions, we’ll try to answer them.

Angie Sedita - UBS:	I can start it off. On the day rate side, obviously, you’ve seen steady increases here as of late. Is the rate of increase accelerating, steady, slowing? Give us a little color there, and is it in some markets more than others? And do you think, third, that the jack-up deliveries in 2013 is enough to create that inflection for that other class of vessel?

Joe Bennett:	I’ll attempt to answer it, and Jeff’s probably better suited to answer it. On the day rate side, it really has been less geographic geared than class of vessel geared, because deepwater PSVs, it really doesn’t matter what geographic market you’re talking about. If it’s a deepwater PSV, it is in high demand now. In the last, probably, six to nine months, the leading edge type day rates have improved from what was probably high teens/low 20s to upper 20s, low to mid 30s. And obviously, a deepwater PSV is not a deepwater PSV. They come in various lengths and capabilities. So just on average, they have moved significantly in a short period of time.

As I mentioned, the towing supply, the typical jack-up support vessel, while not diminishing in day rate by any stretch, hasn’t shown that inflection point yet to start improving day rates of any significance. So the last part of your question, will the jack-up deliveries be enough to get us there? It certainly helps.

I don’t know exactly what the jack-up count needs to be. Is it 30 more jack-ups that get us there? You know, but it is, we’re waiting to hear back from Saudi ARAMCO on a big tender that people probably know about, we’ve talked about. They’ve requested 20-plus pieces of additional equipment into their area. Hopefully, we’ll hear shortly. That’s all shallow water-related type equipment. It’s those type tenders, once awarded, whether we get our share of them or not, are going to soak up this type of equipment and allow the industry in that segment to get closer to their inflection point. So we think it’s coming; it’s just that it moves rather slowly, to be perfectly honest.

Unidentified Participant:	Have you seen better discipline in new construction, or has it moved in waves? And what are you thinking your peer groups on the new construction side?

Joe Bennett:	If you refer back to Jeff’s earlier slide of the 400 boats in the backlog, that’s, we think, a pretty respectable number versus the previous peak, when it was 750. And we think the main reason for that is really twofold.

One is our competitors, for the most part, are pretty highly levered. They grew during the peak of the market. It is not uncommon to see 50% and 60% debt-to-cap type ratios by our competitors. That limits them as to what they can do.

Secondly, and probably more important, is the credit availability based on their credit standings. But in and of itself, the German banks—we know what we’re all dealing with. So the credit availability has, frankly, been limited at pricing that is attractive enough to really step out and do it.

So the last part of your question, well, what are the competitors doing? There’s only about three or four of us that, in our current backlog of OSVs, have something greater than 20 boats. And you probably know the names. It’s Bourbon, it’s Tidewater, it’s Chouest. And then it drops down very, very quickly. So there is not, other than those three companies, there’s not a major builder so far, which is good.

Unidentified Participant:	Hi. My question relates to your slide on your global footprint, where you only have two boots in Brazil. I think Bourbon has also kind of mentioned that Brazil is not an area where they’re expanding into. Can you comment on what the conditions are in Brazil right now and why some of the international competitors aren’t that excited? And do you need to be in that market in order to grow your market share globally?

Joe Bennett:	I’ll just make a factual statement, and Jeff’s much better suited, and he’ll answer it. We are in the Brazil market and have been in the Brazil market for decades. Petrobras has been our number-two customer in revenue spend for as long as I can remember, probably at least the last eight to ten years, so they are a major customer of ours. Now, are there challenges? Yes, you hear all the challenges of operating in Brazil, and I’ll let Jeff explain some of those challenges, because he ran our operations in Brazil.

Jeff Platt:	Is this on right now? Can you hear?

Joe Bennett:	It sounds like it.

Jeff Platt:	Okay. The Brazil market moves in waves. I was a country manager in Brazil in the mid to late ’90s, and the market at that time was very difficult, for lots of reasons. It opened up and things got a lot better.

But in Brazil, as you see in a lot of the trade magazines, the trade journals, you’ll see somebody lands a contract, multiyear and X hundred million dollars. And that’s true. That’s true in Brazil, because, again, the operating environment requires relatively large equipment in some of the deepwater. It really presses the equipment, and it’s expensive equipment.

And lots of people come in, and have come in, over the last several years that haven’t had much experience or much track record in Brazil. They see the big revenues that are being able to be generated. What they don’t appreciate is the big costs that come with that. Brazil is a very expensive market to operate in. It’s a very expensive market to build equipment in. If you want to build, let’s just say a deepwater PSV that on the world stage would be $25 million or $30 million, you might be talking $50 million-plus to get the same piece of equipment built in Brazil.

And really, the day rates, at the end of the day, when you unwrap all of that, don’t support the operating costs to build in Brazil. It’s actually a place that has relatively low and not very good returns.

So you see the Tidewater footprint, and our footprint, our fleet size in Brazil sort of wanes and waxes, if you will. It’s a function of, really, what can you do with the equipment, and on a relative basis, are we better placed by putting equipment in other markets where we achieve better returns, better margins?

But Brazil, they welcome lots of people in, and it’s happened all through the Brazilian oilfield history. New people, new operators, come in. They chase relatively big day rates, and these are term contracts, and I can tell you from experience, having lived there, if you don’t make it in the first year, you don’t make it up in years two, three, and four if you get behind the curve; it only gets worse.

So again, why don’t people look, maybe some of the traditional players, in Brazil? Quite honestly, the rates don’t justify the assets. They don’t justify the cost to be there, to generate the type of returns that you need to do it. So that’s kind of Brazil in a nutshell. Great environment, great people, highly recommend, go visit. It’s a fantastic place. It’s a tough business to earn returns.

Angie Sedita - UBS:	Great. Well, we want to thank Jeff Platt and Joe Bennett for being here this morning. Thank you very much, guys.